Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 15, 2026, relating to the consolidated financial statements of Polar Power Inc. as of and for the years ended December 31, 2025 and 2024 (which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) included in Polar Power Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Weinberg & Company, P.A.

Los Angeles, California

August 24, 2026